ASSET PURCHASE AGREEMENT

by and among

CHOICE ACQUISITION COMPANY

(“Buyer”)

and

CHOICE INTERNATIONAL, INC.

(“Seller”)

and

MARK SCYPHERS

and

BILL STEELE

(the “Stockholders”)

October 31, 2004

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into to be effective the 31st day of October, 2004 by and among CHOICE ACQUISITION COMPANY, a Delaware corporation (“Buyer”), CHOICE INTERNATIONAL, INC., a Delaware corporation (“Seller”), MARK SCYPHERS and BILL STEELE (each a “Stockholder” and collectively, the “Stockholders”).

This Agreement describes a transaction in which Buyer is purchasing certain assets of Seller used in the marketing, distributing and selling private label sportswear (the “Business”).  The Stockholders own all of the issued and outstanding capital stock of Seller.

IN CONSIDERATION of the premises and the representations, warranties, covenants and agreements contained herein, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

PURCHASE OF ASSETS AND RIGHTS;
LIABILITIES EXCLUDED AND ASSUMED

1.1.

Purchased Assets.  At the Closing, which shall occur on the Closing Date (both terms as defined below), and in accordance with the terms and conditions of this Agreement, Seller shall sell, convey, transfer, assign and deliver to Buyer, all right, title and interest of Seller in and to all of the assets set forth below (the “Purchased Assets”), free and clear of all Liens (as defined below) of any nature whatsoever except for Permitted Liens (as defined below).  Buyer, Seller and the Stockholders acknowledge that (i) they are entering into this Agreement without the intent to delay or defraud creditors, (ii) the price to be paid by Buyer for the Purchased Assets is fair and reasonable, (iii) Buyer, Seller and the Stockholders negotiated the terms of this Agreement at arms length, and (iv) Buyer, Seller and the Stockholders at all relevant times acted in good faith.  The Purchased Assets are:

(a)

all right, title and interest in and to Seller’s goodwill and any other intangible assets;

(b)

all of Seller’s purchase rights and other contractual relationships with American Unitec, Inc.;

(c)

the name “Choice International” and any derivations thereof; and

(d)

all customer lists of Seller.

1.2.

Assumed Liabilities.  Buyer shall not assume any liabilities or obligations of any nature whatsoever of Seller or the Stockholders.

1.3.

Excluded Liabilities.

(a)

Buyer shall not assume, nor shall it agree to pay, perform or discharge any liability or obligation of any kind or nature whatsoever of Seller or its predecessors (collectively, the “Excluded Liabilities”), including, without limitation,

(i)

any liability for interest bearing debt (including all prepayment premiums or penalties and all other liabilities associated therewith), debt to any Stockholder, director, officer or to any family member or affiliate of any of the foregoing (“Stockholder Debt”), capital lease obligations, operating liabilities, non-operating liabilities, contingent liabilities, incentive compensation and bonuses, contingent off-balance sheet liabilities, payment obligations incurred in connection with any non-competition or employment agreement or arrangement, current and deferred income Taxes (as defined below), deferred purchase price of property and all obligations of Seller evidenced by bonds, debentures, notes or similar instruments;

(ii)

any liability to pay any Taxes of Seller, regardless of whether the liability for such Taxes exists now or in the future, whether arising from the operations of Seller, in connection with the consummation of the transactions contemplated hereby or otherwise;

(iii)

any liability to pay the Taxes of any other person or entity because Seller was a member of an affiliated group under Section 1504(a) of the Internal Revenue Code of 1986, as amended (“IRC”);

(iv)

any liability or obligation with respect to the Excluded Assets;

(v)

any obligation to indemnify any person by reason of the fact that such person was a director, officer, employee or agent of Seller or was serving at the request of Seller as a partner, trustee, director, officer, employee or agent of another entity;

(vi)

any liability with respect to any Employee Benefit Plans (as defined below), programs or practices, including but not limited to claims with respect to any Employee Benefit Plan, incentive compensation, bonus accruals, vacation pay, sick pay, and medical, vision, dental or retirement plans, programs or practices;

(vii)

any liability for payments to employees of Seller under the Worker Adjustment and Retraining Notification Act or the Family and Medical Leave Act of 1993 (“FMLA”);

(viii)

any liability for offering and providing COBRA (as defined below) continuation coverage to any qualified beneficiary who is covered by an Employee Benefit Plan which is a group health plan (where, for the purposes of this subsection the terms “continuation coverage,” “qualified beneficiary” and “group health plan” have the meanings given such terms under Section 4980B of the IRC and Section 601 et seq., of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”));

(ix)

any liability for commitments relating to the employment, relocation or termination of any employees, including, without limitation, accrued salary or severance pay, bonuses, or vacation or sick pay;

(x)

any liability related to Seller’s accounts payable and accrued expenses;

(xi)

any liability for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby;

(xii)

any liability relating to violations of any Environmental, Health and Safety Laws (as defined below);

(xiii)

any liability arising from the infringement of the intellectual property rights of others or the allegation of such infringement;

(xiv)

any product liability or similar claim for injury to person or property, regardless of when made or asserted, which arises out of or is based upon any express or implied representation, warranty, agreement or guarantee made by Seller or its predecessor on or prior to the Closing Date, or which is imposed or asserted to be imposed by operation of law, in connection with any service performed or product sold or leased by or on behalf of Seller or its predecessor on or prior to the Closing Date, including without limitation any claim relating to any product delivered in connection with the performance of such service and any claim seeking recovery for consequential damage, lost revenue or income; or

(xv)

any amount owed by Seller or its predecessor to a Stockholder or any member of his immediate family or any of his affiliates.

(b)

Seller shall remain liable for all of the Excluded Liabilities and shall pay the Excluded Liabilities when and as they become due and payable.

ARTICLE II

THE PURCHASE PRICE

2.1.

Purchase Price.

(a)

Subject to the terms and conditions herein set forth, on the Closing Date, Seller shall sell, transfer and assign the Purchased Assets to Buyer and Buyer shall purchase the Purchased Assets from Seller.

(b)

The purchase price to be paid to Seller for the Purchased Assets (the “Purchase Price”) shall be (i) $200,000, and (ii) 100,000 shares of common stock (the “Stock Consideration”) of Next, Inc., a Delaware corporation (“Next”), unencumbered and free and clear of all liens, charges, pledges, security interests or any other restrictions except for those as may be imposed by federal or state securities laws.  The Stock Consideration shall be “restricted securities,” as that term is defined in Rule 144 of the Securities Act of 1933, as amended.  The Purchase Price is subject to further adjustments as set forth in Section 2.3.

2.2.

Procedures for Payment.  The Purchase Price shall be paid as follows:

(a)

The Cash Consideration shall be paid as follows:

(i)

$100,000 shall be paid by check at the Closing; and

(ii)

$100,000 shall be wired within sixty (60) days to an account designated by Seller to Buyer in writing.

(b)

The Stock Consideration shall be delivered by Buyer to Seller at the Closing.

2.3.

Earn-Out.

(a)

Buyer shall deliver to Seller for each Earn-Out Year the Earn-Out Shares (rounded up to the nearest whole number) pursuant to the following formula:

Earn-Out	=	Earnings Result
Shares		Stock Price

(b)

These terms shall have the following meanings for purposes of this Section 2.3:

(i)

 “Earnings Result” means for each Earn-Out Year the margins of the Business before taxes (expressed in dollars) times the margin of the Business before taxes (expressed as a percentage of total gross revenue of the Business) minus 5.5%.

(ii)

“Earn-Out Shares” means the shares of Next common stock, if any, to be delivered to the Stockholders in accordance with this Section 2.3.

(iii)

“Earn-Out Year” means each of the fiscal periods commencing on December 1 in 2004, 2005 and 2006 and ending on November 30 in 2005, 2006 and 2007, respectively.

(iv)

“Stock Price” means $1.50 for the price of Next common stock

(c)

Notwithstanding the foregoing, (i) the maximum number of Earn-Out Shares that can be earned under this Section 2.3 for all Earn-Out Years shall be 450,000 shares of common stock of Next and (ii) no Earn-Out Shares shall be awarded in any Earn-Out Year if the Business’ gross revenues are less than $3,000,000.  The Earn-Out Shares shall be “restricted securities,” as that term is defined in Rule 144 of the Securities Act of 1933, as amended.

(d)

Within thirty (30) days after the last day of any Earn-Out Year, Buyer shall prepare and deliver to Seller a calculation of the Earnings Result and the number of Earn-Out Shares earned, if any, in the immediately preceding Earn-Out Year (the “Calculation”).

(e)

Thereafter, Seller shall have a period of ten (10) days to review the Calculation.  During such period, Buyer shall afford to Seller access to any of its applicable books, records and work papers requested by Seller to enable Seller to review the Calculation.  Seller may dispute the Calculation by giving notice to Buyer specifying each of the disputed items and setting forth in reasonable detail the basis for such dispute.  Failure by Seller to dispute the Calculation within then (10) days of delivery of the Calculation by Buyer shall be deemed an acquiescence therein by Seller.  If within ten (10) days after delivery by Buyer to Seller of any notice of dispute, Buyer and Seller are unable to resolve all of such disputed items (the “Disputed Items”), then any remaining Disputed Items shall be submitted to an accountant with Marshall Jones, CPA’s (the “Accountant”).  The Accountant shall resolve the Disputed Items and report in writing to Seller and Buyer upon the resolution of the Disputed Items; provided that the Accountant’s decision shall not result in a number of Earn-Out Share in excess of the number proposed by Buyer or less than the number proposed by Seller.  The Accountant's decision shall be final, conclusive and binding on all parties.  The fees and disbursements of the Accountant shall be borne equally by Seller and Buyer.

(f)

The Earn-Out Consideration shall be delivered by Buyer to Seller within the later of (i) sixty (60) days after the last day of each respective Earn-Out Year or (ii) ten (10) days after the resolution of any Disputed Items.

2.4.

Allocation of the Purchase Price. Set forth on Schedule 2.4 is the agreement by Buyer and Seller of the allocation of the Purchase Price for Tax purposes (the “Purchase Price Allocation”).  Each of the parties to this Agreement shall not take a position on any Tax Return before any Governmental Authority (as defined below)  charged with the collection of any Tax, or in any action or proceeding therefore, that is in any way inconsistent with the Purchase Price Allocation and will reasonably cooperate with each other in timely filing consistent with such allocation on Form 8594 with the Internal Revenue Service.

ARTICLE III

REPRESENTATIONS AND WARRANTIES CONCERNING SELLER AND THE STOCKHOLDERS

Each of Seller and the Stockholders (individually a “Seller Party” and collectively, the “Seller Parties”), jointly and severally, represents, warrants and covenants to Buyer as of the date hereof and the Closing Date, with full knowledge that such representations, warranties and covenants are a material consideration and inducement to the execution of this Agreement by Buyer and the consummation of the transactions contemplated hereunder, as follows:

3.1.

Existence.  Seller is duly organized, validly existing and in good standing under the laws of the state of Delaware and has all requisite power and authority to carry on its business as now conducted.  The Stockholders are the only shareholders of Seller and are the only parties owning or having any right to own any equity interest in Seller.

3.2.

Authorization of Transaction.  Each of the Seller Parties has full power, authority and legal right to enter into this Agreement the other agreements, documents and instruments required to be delivered by Seller (the “Seller Documents”) and the Stockholders (the “Stockholder Documents” and collectively with this Agreement and the Seller Documents, the “Transaction Documents”) and to consummate the transactions contemplated by the Transaction Documents.  All actions on the part of each of the Seller Parties necessary to approve the transactions contemplated by the Transaction Documents have been duly taken as required by all laws, statutes, ordinances, codes, regulations, judgments, orders, writs, injunctions, decrees or other decisions of any federal, state, city, county, parish or foreign court or government and/or regulatory body, agency or authority (“Governmental Authority”) applicable to the Seller Parties or by which any of its or their properties or assets may be bound (“Applicable Laws”) and any mortgage, indenture, note, bond, security agreements or other agreement, instrument, document or understanding, oral or written, to which Seller or any of the Seller Parties are party, by which the Seller Parties may have rights or by which the Seller Parties may be bound or affected (“Applicable Agreements”).  The Transaction Documents have been, and in accordance with their respective provisions will be, duly executed and delivered by each Seller Party who is a party thereto and constitute, or will constitute when delivered, the valid and legally binding agreements of each Seller Party who is a party thereto enforceable against each such Seller Party in accordance with their respective terms.

3.3.

Absence of Violation or Conflicts.  The execution and delivery of the Transaction Documents and the consummation of the transactions contemplated by the Transaction Documents (a) do not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other person under (i) any Applicable Laws, (ii) any judgment, order, writ, injunction, decree or award of any court Governmental Authority which is applicable to the Seller Parties or by which any of their respective properties or assets may be bound, (iii) the articles of incorporation, bylaws or any other organizational documents of Seller or any securities issued by Seller, or (iv) any Applicable Agreement or (b) result in the creation of any Lien, or the right of any third party of any kind whatsoever upon the properties or assets of Seller or allow any such right that was previously created to become exercisable.  Copies of the articles of incorporation, bylaws and any other organizational documents Seller previously delivered or made available to Buyer are the complete  and correct organizational documents of Seller in effect as of the date hereof and as of the Closing Date.  No authorization, approval or consent of, and no registration or filing with, any Governmental Authority is required in connection with the execution, delivery or performance of the Transaction Documents by the Seller Parties.

3.4.

Liens; Ownership of Shares.

(a)

Seller has good, valid and marketable title to all of its properties and assets, personal and mixed, free and clear of all mortgages, liens, pledges, security interests, options charges, rights of first refusal, claims, restrictions and other encumbrances and defects of title of any nature whatsoever (“Liens”), except for Liens for current personal property taxes not yet due and payable (“Permitted Liens”).

(b)

Each Stockholder has sole and exclusive record title to and beneficial ownership of all of the shares of Seller (the “Seller Shares”) registered in the each Stockholder’s name.  The Seller Shares owned by each Stockholder are free and clear of any Liens, except applicable restrictions under federal and state securities laws.  Each Stockholder has the exclusive right, power and authority to vote the Seller Shares registered in such Stockholder’s name.

3.5.

Compliance with Law.  Seller (which for purposes of this Section shall include any predecessor of Seller and any entity from which Seller has purchased assets outside the ordinary course of business) has complied with each, and is not in violation of any Applicable Law.

3.6.

Transactions with Affiliates.  No shareholder, director or officer of Seller, or any member of his immediate family or any of his affiliates, has ownership interest in any corporation or other entity that is a party to any contract, agreement or understanding, business arrangement, loan arrangements or relationship with Seller.

3.7.

Restrictions.  Seller is not a party to any indenture, agreement, contract, commitment, lease, plan, license, permit, authorization or other instrument, document or understanding, oral or written, or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree or award which adversely effects or restricts or after consummation of the transactions contemplated by this Agreement could effect or restrict, so far as Seller can now reasonably foresee, the business, operations, assets, properties, prospects or condition (financial or otherwise) of the Business.

3.8.

Investor Representations.  Each Stockholder has, by reason of his business and financial experience, such knowledge, sophistication and experience in financial and business matters and in making investment decisions of the type contemplated by this Agreement that he is capable of (i) evaluating the merits and risks of an investment in the shares of Next common stock to be issued to him from time to time in accordance with the terms of this Agreement and making an informed investment decision; (ii) protecting his own interest; and (iii) bearing the economic risk of such investment for an indefinite period of time.  Each Stockholder is an “accredited investor” as that term is defined in Rule 501(a)(3) of Regulation D of the Securities Act  of 1933, as amended.

3.9.

Disclosure.  The representations and warranties contained in this Article III or in any schedule, statement, certificate or document furnished or to be furnished to Buyer pursuant to this Agreement do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article III or in any schedule, statement, certificate or document furnished or to be furnished to Buyer pursuant to this Agreement not misleading.

3.10.

Copies.  True and correct copies of all documents referred to in the Schedules have been delivered to Buyer.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents, warrants and covenants to the Seller Parties as of the date hereof and the Closing Date, with full knowledge such representations, warranties and covenants are a material consideration and inducement to the execution of this Agreement by the Seller Parties on the consummation of the transaction contemplated hereunder, as follows:

4.1.

Organization of Buyer.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority, corporate or otherwise, to carry on and conduct its business as it is now being conducted and to own or lease its properties and assets.

4.2.

Authorization by Buyer.  Buyer has the full power and authority to enter into this Agreement and to consummate the transactions provided for herein.  All actions on the part of Buyer necessary to approve the transactions contemplated by this Agreement have been duly taken as required by Applicable Law and any applicable agreements.  This Agreement has been, and the other agreements, documents and instruments required to be delivered by Buyer (the “Buyer Documents”) in accordance with the provisions herein will be, duly executed and delivered by Buyer and constitute, or will constitute when delivered, the valid and binding agreement of Buyer enforceable against Buyer in accordance with their terms.

4.3.

Non-contravention.  The execution and delivery of this Agreement and each of the Buyer Documents by Buyer and the consummation by Buyer of the transactions contemplated hereby and thereby will not (a) violate or conflict with any provision of the certificate of formation of Buyer; (b) breach, violate or constitute an event of default (or an event which with the lapse of time or the giving of notice, or both, would constitute a default) under, or give rise to any right of termination, cancellation, modification or acceleration under, any note, bond, indenture, mortgage, security agreement, lease, franchise or other material agreement, instrument or obligation to which Buyer is a party, or by which Buyer or any of its properties or assets is bound, or result in the creation of any lien, claim, security interest, charge or encumbrance or other right of any third-party of any kind whatsoever upon the properties or assets of Buyer pursuant to the terms of any such agreement, instrument or obligation; (c) violate or conflict with any law, statute, ordinance, code, rule, regulation, judgment, court order, writ, injunction, decree or other instrument of any federal, state, local or foreign court or Governmental Authority, principle of common law or treaty applicable to Buyer or by which any of its properties or assets may be bound, or (d) require, on the part of Buyer, any filing or registration with, or permit, license, exemption, consent, authorization or approval of, or the giving of any notice to, any Governmental Authority.

4.4.

Consent of Third-Parties.  The execution and delivery of, and the performance of its obligations under, this Agreement and each of the Buyer Documents by Buyer and the consummation by Buyer of the transactions contemplated hereby and thereby, do not require the consent, waiver, approval, permit, license, clearance or authorization of, or any declaration or filing with, any court or public agency or other authority, or the consent of any person under any agreement, arrangement or commitment of any nature to which Buyer is a party or by which Buyer or any portion of its assets or properties are bound.

ARTICLE V

OTHER AGREEMENTS

5.1.

Expenses and Brokerage Commissions.  Except as may be otherwise provided herein, each party hereto shall pay all costs and expenses incurred by such party or on such party's behalf in connection with this Agreement and the transactions contemplated hereby.  The Seller Parties and Buyer hereby represent and warrant for the benefit of the other parties that no person, firm, corporation or other entity is entitled to any brokerage commission or finder's fee in connection with any of the transactions contemplated by this Agreement.  Notwithstanding the foregoing, at the Closing, the fees in the amounts set forth in Schedule 5.1 shall be paid by Buyer or its designees.

5.2.

Transfer Taxes.  Each of the parties will use their reasonable, good faith efforts legally to minimize any sales, use and/or transfer taxes associated with the transactions contemplated in this Agreement.  All such sales and use taxes will be the sole responsibility of the Seller.

5.3.

Public Announcements.  No public announcement shall be made with regard to the transactions contemplated by this Agreement without the prior consent of Seller and Buyer; provided that either Seller or Buyer may make such disclosure if it is required to do so by Applicable Law.  Seller and Buyer agree that they will not make any disclosures about the contents of this Agreement, the other Transaction Documents or the Buyer Documents or cause the contents hereof or thereof to be publicized in any manner whatsoever by way of interviews, responses to questions or inquiries, press releases or otherwise, or otherwise disclose any aspect of the transactions provided for hereunder, without prior notice to and approval of the other party, except as may otherwise be required by Applicable Law.  In the event that either party determines that it is required by Applicable Law to make any such disclosure, it will notify the other party prior to making such disclosure in order to permit the other party to obtain an appropriate protective order.  Seller and Buyer will in all events discuss any public announcements or disclosures concerning the transactions contemplated by this Agreement with the other party prior to making any such announcements or disclosures.  Notwithstanding the foregoing, the parties hereto acknowledge that Next may be required to describe transactions contemplated by this Agreement and/or file a copy of this Agreement, including all exhibits and schedules hereto, with the Securities and Exchange Commission in connection with related disclosure obligations under applicable securities laws.

5.4.

Name Change.  At the Closing, Seller will amend its certificate of formation and withdraw any assumed name filings or qualifications so that it will no longer be identifiable as “Choice International” or any name similar thereto in any jurisdiction.

5.5.

Release.

(a)

Effective as of the Closing, each Stockholder and each of their respective officers, directors, employees, agents, affiliates, successors, assigns, heirs and executors (collectively, the “Stockholders Releasors”), hereby unconditionally and irrevocably releases and discharges Buyer and its successors and assigns (collectively, the “Buyer Releasees”), from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, in law, admiralty or equity, which such Stockholder Releasor ever had, now has or hereafter can, shall or may have against any Buyer Releasee for, upon or by reason of any matter, fact or circumstance occurring or arising on or prior to the Closing Date; provided, that the foregoing shall not affect the rights, liabilities or obligations of any party under the Transaction Documents.  Each Stockholder represents and warrants that he has not assigned any of his or its claims released by this Section 5.10 to any other person on or prior to the date hereof, and will not assign any such claim.

(b)

Each of the Stockholder Releasors irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Buyer Releasee based upon any matter released pursuant to Section 5.5(a).

(c)

Each of the Stockholder Releasors acknowledges that he, she or it has been advised by, or has had the opportunity to be advised by and has waived such opportunity, independent legal counsel.  This release shall act as a release of all future claims that may arise from any matter released pursuant to Section 5.5(a) that is currently known, unknown, foreseen, unforeseen, suspected or unsuspected.

5.6.

Transition Matters.  For twenty-four months following the Closing, the Stockholders and Seller shall use all reasonable commercial efforts to ensure the smooth transfer from Sellers to Buyer of all of Sellers’ present customers.

5.7.

Letter of Intent.  The letter of intent dated September 13, 2004 between Next and Seller is hereby terminated.

5.8.

Letter Agreement.  The letter agreement between Next and Choice Apparel, Inc. dated December 17, 2003, as assigned by Next to Buyer and by Choice Apparel, Inc. to Seller, is hereby terminated.

ARTICLE VI

INDEMNIFICATION

6.1.

Certain Definitions.  As used in this Agreement:

(a)

“Buyer's Protected Parties” means Buyer, its stockholders, officers, directors, employees, agents and affiliates.

(b)

“Claim” or “Claims” means a claim for Losses asserted by Buyer on behalf of any of Buyer's Protected Parties or by Seller on behalf of any the Seller Parties, as the case may be, under this Article VI.

(c)

“Finally Resolved” means that the amount due to Buyer or Seller, as the case may be, has been finally determined under the provisions of Section 6.4, by agreement of the parties hereto, or by the decision of a court of competent jurisdiction after the expiration of all time periods in which to file any appeal.

(d)

“Loss” or “Losses” means claims, losses, liabilities, damages, costs (including court costs) and expenses (including the reasonable fees of attorneys and accountants).  Any Losses shall be computed net of any insurance or other recovery actually received by any of Buyer's Protected Parties or by any of the Seller Parties, as the case may be.

6.2.

Indemnification.

(a)

The Seller Parties, jointly and severally, shall indemnify Buyer’s Protected Parties for the amount of any Losses suffered or incurred by any of Buyer’s Protected Parties arising out of:

(i)

any breach or inaccuracy of any representation or warranty contained in Article III or in any certificate delivered hereunder;

(ii)

any breach of or noncompliance by Seller of any covenant or agreement made by Seller in this Agreement; or

(iii)

any Excluded Liability.

(b)

Buyer shall indemnify the Seller Parties for the amount of any Losses suffered or incurred by any of the Seller Parties arising out of:

(i)

any breach or inaccuracy of any representation or warranty contained in Article IV or in any certificate delivered hereunder; or

(ii)

any breach of or noncompliance by Buyer of any covenant or agreement made by Buyer in this Agreement.

6.3.

Limitations.

(a)

The maximum amount of Losses which may be recovered under Section 6.2(a) shall not exceed the Purchase Price, as adjusted pursuant to Section 2.3 and Section 2.4, other than Claims under Section 6.2(a)(i) based upon fraud, intentional misrepresentation or with respect to Sections 3.2, 3.3 or 3.5.

(b)

The representations and warranties contained in this Agreement shall survive the Closing notwithstanding any due diligence investigation or examination of Seller by Buyer.  Claims under Section 6.2 may be asserted at any time prior to the expiration of twenty four (24) months after the Closing Date, except that (i)  Claims under Section 6.2(a)(i), based on Sections 3.1 (Existence), Sections 3.2 (Authorization of Transaction) or 3.5 (Compliance with Laws) shall survive in perpetuity, and (ii) Claims under Sections 6.2(a)(iii) related to Excluded Liabilities shall survive in perpetuity.

6.4.

Procedure for Claims.

(a)

Claims must be asserted as promptly as practicable and within the periods allowed by Section 6.3(b).  Each notice of a Claim must be given as provided in Section 9.2 of this Agreement, set forth in reasonable detail the basis for the Claim, and cite the Section of this Agreement under which the Claim arises.

(b)

Within twenty (20) days after the receipt of a Claim, Seller or Buyer, as the case may be, must give the other party notice that such party either agrees with the Claim or disputes it.  If no notice is given within that period, the other party shall be conclusively presumed to have agreed with the Claim.  If the other party timely objects to the Claim, the parties shall negotiate in good faith to determine the amount, if any, of the Loss.  If no resolution of the Claim has occurred within forty-five (45) days after the receipt of the Claim, then either party may institute proceedings in a court of competent jurisdiction to resolve the Claim.

6.5.

Source of Recovery.  When a Claim asserted under Section 6.2 has been Finally Resolved, the amount of the Claim shall be paid in cash by Seller or the Stockholders.  Any payments shall be paid to Buyer within ten (10) business days after the amount of the Claim has been Finally Resolved and Buyer has given notice making demand for such payment.  Any amounts not paid within such period shall accrue interest until paid, at the highest legal rate permitted under the laws of the State of Tennessee.  Any Claim asserted under Section 6.2 which has been Finally Resolved shall be deemed to be a reduction of the Purchase Price.

6.6.

Third Party Action.  When a Claim arises out of the claim of a third party (the “Third Party Action”), then Seller or Buyer, as the case may be, may, at its expense, assume the defense thereof by prompt written notice to the other party.  If Seller or Buyer, as the case may be, cannot or does not elect this option, the other party shall defend or settle the Third Party Action.  Where Seller or Buyer, as the case may be, has undertaken to defend the Third Party Action, (a) the other party may participate, at its own expense, in any and all proceedings related to the Third Party Action and shall be entitled to receive copies of all notices and pleadings or other submissions in any judiciary or regulatory proceeding; (b) there shall be no settlement of the Third Party Action without the consent of the other party, which shall not be unreasonably withheld; and (c) Seller or Buyer, as the case may be, shall be subrogated to all rights and remedies of Buyer's Protected Parties or the Seller Parties, as the case may be.  All parties to this Agreement shall cooperate in the defense of Third Party Actions and shall furnish such records, information and testimony, and shall attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

6.7.

Investigations.  No investigation or other examination of Seller by Buyer or of Buyer by Seller shall affect the survival of any representation, warranty or covenant contained herein.

ARTICLE VII

THE CLOSING

7.1.

Time, Date and Place of Closing.  The payments and deliveries contemplated by this Agreement to be made at the Closing shall be made at the offices of Miller & Martin PLLC,  1000 Volunteer Building, 832 Georgia Avenue, Chattanooga, Tennessee at such time or date as may be mutually agreeable.  The date on which the last of such payments and deliveries occurs is hereinafter referred to as the “Closing Date,” and the events comprising such payments and deliveries are hereinafter collectively referred to as the “Closing.”

7.2.

Time of Closing.  The Closing shall be effective as of 12:01 a.m. on the Closing Date.

7.3.

Deliveries by the Seller Parties at the Closing.  Delivery by the Seller Parties of the following at the Closing shall be a condition to the obligations of Buyer under this Agreement:

(a)

A certificate dated the Closing Date executed by the President and Secretaries of Seller and the Stockholders certifying that (i) the representations and warranties of the Seller Parties hereunder are true and correct in all respects on the Closing Date as if made on and as of such date or if not, to what extent they are not, (ii) the Seller Parties have performed and complied in all respects with all agreements, covenants, and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing, and (iii) the applicable conditions precedent to the obligations of the Seller Parties hereunder have been fulfilled or waived.

(b)

Certificates for Seller from the Secretary of State of its state of organization stating that it is in good standing.  Each such certificate shall be dated within twenty (20) days’ of the Closing Date.

(c)

Certified copies of the resolutions of the board of directors and the Stockholders authorizing the execution and delivery of this Agreement and the consummation of the transactions herein contemplated.

(d)

The employment agreements in the forms attached as Exhibit 7.3(d)(i), Exhibit 7.3(d)(ii) (the “Employment Agreements”), executed by each of the Stockholders.

(e)

The non-competition agreements in the forms attached hereto as Exhibits 7.3(e)(i), and 7.3(e)(ii) (the "Non-Competition Agreements"), executed by each of the Stockholders.

(f)

Such other instruments and documents as Buyer may reasonably request.

7.4.

Deliveries by the Buyer at the Closing.  Delivery by Buyer of the following at Closing shall be a condition to the obligation of the Seller Parties under this Agreement:

(a)

A certificate dated the Closing Date executed by the President or Secretary of Buyer certifying that (i) the representations and warranties of Buyer hereunder are true and correct in all respects on the Closing Date as if made on and as of such date or if not, to what extent they are not, (ii) Buyer has performed and complied in all respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by Buyer prior to or at the Closing, and (iii) the applicable conditions precedent to the obligations of Buyer hereunder have been fulfilled or waived.

(b)

Certificates for Buyer from the Secretary of State of its state of incorporation stating that it is in good standing.  Each such Certificate shall be dated within twenty (20) days of the Closing Date.

(c)

Certified copies of the resolutions of the board of directors of Buyer authorizing the execution and delivery of this Agreement, and the consummation of the transactions herein contemplated.

(d)

The Purchase Price.

(e)

The Employment Agreements, executed by Buyer.

(f)

The Non-Competition Agreements, executed by Buyer.

(g)

Such other instruments and documents as the Seller Parties may reasonably request.

ARTICLE VIII

[Intentionally Omitted]

ARTICLE IX

MISCELLANEOUS PROVISIONS

9.1.

Good Faith; Further Assurances; Further Cooperation.  Upon the execution of this Agreement and thereafter, the parties hereto shall do such things as may be reasonably requested by the other parties hereto in order to more effectively consummate or document the transactions contemplated by this Agreement and the other Transaction Documents.

9.2.

Notices.  All notices, communications and deliveries under this Agreement shall be made in writing and shall be deemed given on the date delivered if delivered in person (or by nationally recognized overnight courier), the date transmitted if transmitted by facsimile (with receipt confirmed), or three days after being mailed (with postage prepaid) if mailed certified mail, return receipt requested.  The addresses and requirements for copies are as follows:

To Buyer:

Choice Acquisition Company

c/o Next, Inc.

7625 Hamilton Park Drive, Suite 12

Chattanooga, Tennessee  37421

Fax No.:  (423) 296-8213

Attention:  Charles L. Thompson

With a copy to:

Miller & Martin PLLC

1000 Volunteer Building

832 Georgia Avenue

Chattanooga, Tennessee  37402-2289

Fax No.:  (423) 785-8480

Attention:  W. Scott McGinness, Jr., Esq.

Seller:

Choice International, Inc.

711 East Main Street,

Suite J

Lexington, SC 29072

To the Stockholders:

c/o Mark Scyphers

711 East Main Street,

Suite J

Lexington, SC 29072

or to such representative or to such other address as the parties hereto may furnish to the other parties in writing.

9.3.

Assignment.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective legal representatives, heirs, successors and permitted assigns.  No assignment or transfer of rights and obligations hereunder shall be made except with the prior written consent of the parties hereto, except that Buyer need not obtain the Seller Parties’ consent to Buyer’s assignment of rights and delegation of obligations under this Agreement to an affiliate or subsidiary.  Notwithstanding the foregoing, and without the consent of the Seller Parties, Buyer may make a collateral assignment of its right to receive proceeds, if any, under this Agreement to any lender used by Buyer or any affiliate of Buyer.

9.4.

Captions; Definitions.  The titles or captions of articles, sections and subsections contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof and shall not be considered in the interpretation or construction of this Agreement in any proceeding.  The parties agree to all definitions in the statement of parties to this Agreement and in the other introductory language to this Agreement.

9.5.

Controlling Law; Amendment; Waiver.  This Agreement shall be construed in accordance with and governed by the laws of, the State of Tennessee, without giving effect to the principles of conflict of laws thereof.  No provision of this Agreement or any related document shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party’s having or being deemed to have structured or drafted such provision.  This Agreement may not be altered or amended except in writing signed by Buyer, Seller and the Stockholders.  The failure of any party hereto at any time to require performance of any provisions hereof shall in no manner affect the right to enforce the same.  No waiver by any party hereto of any condition, or of the breach of any term, provision, warranty, representation, agreement or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, provision, warranty, representation, agreement or covenant herein contained.

9.6.

No Third-Party Beneficiaries.  With the exception of the parties to this Agreement and each of their legal representatives, heirs, successors and permitted assigns, there shall exist no right of any person to claim a beneficial interest in this Agreement or any rights arising by virtue of this Agreement.

9.7.

Exhibits; Disclosure Schedule.  All exhibits and the Schedules to this Agreement are hereby incorporated into and made a part of this Agreement as if set out in full in the first place that reference is made thereto.

9.8.

Counterparts; Entire Agreement.  This Agreement may be executed by each party upon a separate copy, and in such case one counterpart of this Agreement shall consist of enough of such copies to reflect the signatures of all of the parties to this Agreement.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms of this Agreement to produce or account for more than one of such counterparts.  This Agreement together with all Schedules and exhibits hereto and all other agreements and undertakings provided for hereunder shall constitute the entire agreement of the parties and supersedes any and all prior agreements, oral or written, with respect to the subject matter contained herein.  There are no other agreements, representations, warranties or other understandings between the parties in connection with this transaction that are not set forth in this Agreement or the Schedules and exhibits hereto.

9.9.

Severability.  In the event that any provision, covenant, section, subsection, paragraph, or any portion thereof, of this Agreement is held by any court of competent jurisdiction to be illegal, invalid or unenforceable, either in whole or in part, the legality, validity or enforceability of the remaining provisions, covenants, sections, subsections, paragraphs, or portions thereof shall not be affected thereby, and each such provision, covenant, section, subsection, paragraph, or any portion thereof shall remain valid and enforceable to the fullest extent permitted by law.

 [SIGNATURE PAGE FOLLOWING]

DULY EXECUTED by the parties hereto as of the date first above written.

BUYER:

CHOICE ACQUISITION COMPANY

By:  /s/ Charles L. Thompson

Title:  Secretary/Treasurer

SELLER:

CHOICE INTERNATIONAL, INC.

By:  /s/ Mark Scyphers

Title:  President

SHAREHOLDERS:

/s/ Mark Scyphers

Mark Scyphers

/s/ Bill Steele

Bill Steele